Exhibit 10.5

Execution version

Bank account CLAIMS Security ASSIGNMENT AGREEMENT

July 19, 2016

between

Auris Medical Holding AG

as Assignor

and

Hercules Capital, Inc.,

as Agent and Assignee

regarding the security assignment of
bank account claims

Bank Account Claims Security Assignment Agreement

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THIS AGREEMENT is dated July 19, 2016

PARTIES

(1)	Auris Medical Holding AG, Bahnhofstrasse 21, 6300 Zug, Switzerland (the "Assignor");

(2)	Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301, USA (the "Agent")

BACKGROUND

(A)	Auris Medical Holding AG (as Borrower), Hercules Capital, Inc. (as Lender and Agent) and certain other lenders are parties to that certain loan and security agreement dated on or about the date hereof pursuant to which the Lender (as defined therein) has agreed to make available certain term loan advances to the Borrower (the "Loan and Security Agreement").

(B)	The Lender has agreed to make available to the Borrower such term loan advances conditional upon, inter alia, the Assignor assigning the Bank Account Claims (as defined below) to the Agent as security for the due and punctual satisfaction of the Secured Obligations (as defined in the Loan and Security Agreement).

(C)	The Assignor is willing to assign for security purposes the Bank Account Claims to the Agent according to the terms of this Agreement, and the Agent is willing to accept such assignment.

AGREED TERMS

1.	Interpretation and definitions

1.1	In this Agreement the following expressions shall have the following meanings:

"Account Banks" means any banks, including the banks as set forth in Schedule 1, with which the Assignor holds or will hold any Bank Accounts;

"Agent" means the Agent as identified in the parties list above and its permitted successors, as the case may be;

"Agreement" means this agreement (including its schedules) and all the terms contained in it;

"Assignment" means the security interest created by this Agreement pursuant to clause 2.

"Assignor" means the assignor as identified in the parties list above and its permitted successors, as the case may be;

"Bank Account Claims" means all present and future monies standing to the credit of the Bank Accounts, and all entitlements to interest accruing to any such monies, as well as any investments, securities and any other assets or rights on deposit on the Bank Accounts together with all rights and benefits relating to the above assets and rights, including privileges and ancillary rights in respect thereof;

"Bank Accounts" means the bank accounts of the Assignor as set forth in Schedule 1 and any Future Bank Accounts other than Excluded Accounts;

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"Business Day" means a day on which banks are open for business in Zug, Switzerland;

"DEBA" means the Swiss Federal Debt Enforcement and Bankruptcy Act (Schuldbetreibungs- und Konkursgesetz) of April 11, 1889;

"Effective Date" means the date first set forth above;

"Future Bank Accounts" means such bank accounts that the Assignor may open in the future during the term of this Agreement with any banking institution in Switzerland other than Excluded Accounts;

"Loan and Security Agreement" has the meaning given to it in Background (A);

"Party" means a party to this Agreement;

1.2	Terms not defined in this Agreement shall have the meaning given to them in the Loan and Security Agreement.

1.3	The table of contents and headings and sub-headings of this Agreement are for convenience only and shall not affect the construction of this Agreement.

1.4	The words "other", "include", "including" and "in particular" do not connote limitation in any way.

1.5	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders.

1.6	References to any person (which for the purposes of this Agreement shall include bodies corporate, unincorporated associations, partnerships, trusts, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the person's successors.

1.7	References to recitals, schedules, clauses and sub-clauses are references to recitals, schedules, and clauses and sub-clauses of this Agreement (unless otherwise specified) and references within a schedule to paragraphs are to paragraphs of that schedule (unless otherwise specified).

1.8	References in this Agreement to any statute, ordinance, statutory provision, regulation, directive or other legislation include a reference to that legislation as amended or replaced from time to time (whether before or after the Effective Date) and include any order, regulation, instrument or other subordinate legislation made under the relevant legislation, and references in this Agreement to any agreement or document include a reference to that agreement or document (including its schedules) as varied, amended, supplemented or replaced from time to time (whether before or after the Effective Date).

1.9	References to any Swiss legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organization, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than Switzerland be deemed to refer to and include that action, remedy, method of judicial proceeding, legal document, legal status, court, organization, body, official, legal concept, state of affairs or thing which most nearly approximates in that jurisdiction to the Swiss legal term.

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1.10	Where a German term has been inserted after an English term in italics, the German term alone shall be authoritative for the purpose of interpreting such English term, without regard to any other interpretation of the English term.

1.11	This Agreement is drafted in English for convenience purposes only, and the fact that the English language is used herein shall not be a reason to refer to laws, doctrine or case law of any English-speaking jurisdiction in the interpretation of this Agreement. Rather, this Agreement, and the security created hereunder, shall exclusively be interpreted by reference to Swiss laws, doctrine and case law.

1.12	Any reference to "writing" or "written" includes faxes and any legible reproduction of words delivered in permanent and tangible form, and PDF files transmitted by e-mail (but not plain e-mail).

2.	Role of the Agent

2.1	Any reference in this Agreement to the Agent shall, unless expressly otherwise provided, be a reference to the Agent acting for its own benefit and for the benefit of the Lender.

3.	Assignment

3.1	For the purpose of securing the Secured Obligations, the Assignor hereby undertakes to assign and hereby assigns by way of security assignment (Sicherungszession) any and all Bank Account Claims to the Agent, and the Agent hereby accepts such assignment. Where a Bank Account Claim does not yet exist on the Effective Date, its assignment shall become effective with the arising of such future Bank Account Claim (Abtretung einer künftigen Forderung).

3.2	For the avoidance of doubt and notwithstanding any provision of this Agreement to the contrary, the Parties acknowledge and agree that each assignment made under this Agreement is immediate (with effect as of the Effective Date for the initial assignment) and unconditional.

4.	Continuing and additional security

4.1	The Assignment shall remain in force, and shall not be satisfied by any intermediate payment or intermediate satisfaction of any part of the Secured Obligations or by any intermediate settlement of accounts, until all of the Secured Obligations have been unconditionally and irrevocably paid in full (other than inchoate indemnity obligations) and no further Secured Obligations are capable of arising.

4.2	If any payment remitted in order to pay the Secured Obligations, in the course of bankruptcy proceedings, on the grounds of fraudulent preference or otherwise, is deemed capable of being avoided or set aside or ordered to be refunded or reduced, the obligations of the Assignor hereunder shall revive and the security interest constituted by this Agreement shall continue with respect to the Secured Obligations to the extent any payment thereof is deemed capable of being avoided, set aside or ordered to be refunded or reduced.

4.3	The Assignment shall be cumulative, and shall be in addition to, and shall not in any way be prejudiced by or dependent on any collateral or other security now or thereafter held by or for the benefit of the Agent as security for the Secured Obligations or any lien to which it may be entitled (whether by contract or statute). The rights of the Agent hereunder are in addition to and

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not in lieu of those provided by law. The Assignment secures the Agent up to the amount of the Secured Obligations from time to time outstanding.

4.4	To the fullest extent permitted by applicable law, the Assignor waives any right it may have to require the Agent to first proceed against, or claim payment from, any person or enforce any guarantee or security granted by any person before enforcing this Agreement and/or its rights hereunder or pursuant hereto.

5.	Variation of Secured Obligations

5.1	The Assignor herewith expressly agrees that the Assignment shall (to the extent legally possible) extend from time to time to any (however fundamental) variation, increase or extension of the Secured Obligations.

6.	Representations and warranties

6.1	In addition to, and without in any way limiting the representations and warranties made in the other Loan Documents, but subject to the security rights created and the obligations imposed on the Assignor by virtue of this Agreement or any other Loan Document, the Assignor hereby represents and warrants that on the Effective Date and on each Advance Date:

(a)	it is duly incorporated and validly existing under the laws of Switzerland and has the power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	this Agreement constitutes legal, valid and binding obligations of the Assignor enforceable in accordance with the terms and conditions set forth herein;

(c)	the entering into, the execution and the performance of this Agreement have been duly authorized by all necessary corporate and other action and do not conflict with, and (with regard to agreements) do not constitute an event of default under, any provision of its articles of association or other constitutional documents or any provision of law, regulation, decision, decree, order of court, of an arbitration panel or of a public authority or any agreement, arrangement or other instrument to which the Assignor is a party or by which it or any of its assets are bound or affected;

(d)	save for any Permitted Liens, it is the sole creditor and beneficiary of, and entitled to all rights and benefits in relation to, the Bank Account Claims;

(e)	it has not assigned, transferred, sold or otherwise disposed of, and save for any Permitted Liens it has not encumbered, the benefit of all or any of its rights, title and interest in the Bank Account Claims;

(f)	save for any Permitted Liens and any customary rights of set-off, pledge, retention and similar rights of the Account Banks, the Bank Account Claims are free and clear of any Liens;

(g)	no claims or proceedings are pending or threatened in connection with the Bank Accounts or the Bank Account Claims;

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(h)	save for any Permitted Liens, the Bank Account Claims are fully assignable as of the date of their assignment to the Agent hereunder purportedly becoming effective.

6.2	The representations and warranties above are made at the time(s) as set out in clause 6.1 and are repeated as of the date of each assignment of Bank Account Claims purportedly becoming effective hereunder.

7.	Covenants of Assignor

7.1	On the Closing Date, the Assignor shall deliver to the Agent a copy of the minutes of a resolution passed by the board of directors of the Assignor approving the entering into, execution and performance by the Assignor of this Agreement.

7.2	The Assignor undertakes and covenants for as long as any of the Secured Obligations remains unpaid or is capable of arising as follows:

(a)	unless expressly otherwise permitted by the Loan and Security Agreement, not to enter into any legal instrument relating to, or grant or permit to be created or to subsist any Lien, other than a Permitted Lien, over, or dispose of, or waive, or assign any of the Bank Account Claims or take or permit any other action or omission that could impair or jeopardize any rights of the Agent under this Agreement, including but not limited to closing any of the Bank Accounts, or could impair or jeopardize the enforcement of the security interest under this Agreement or the value of the Bank Account Claims;

(b)	to without delay communicate any information relating to the Future Bank Accounts, in particular the account details of such bank accounts and the name and address of the bank with which they are planned to be held, to the Agent; and

(c)	to promptly do all things and execute all documents that are reasonably requested by the Agent from time to time for the purpose of the exercise of the Agent's rights hereunder or securing or perfecting the security interest under this Agreement.

8.	Operation and administration of Bank Accounts

8.1	The Agent is exclusively entitled to collect any balance standing to the credit of the Bank Accounts.

8.2	The Agent, however, hereby authorizes the Assignor, subject to the provisions of the Loan and Security Agreement, to use any balance standing to the credit of the Bank Accounts in the ordinary course of its business for as long as no Event of Default has occurred and is continuing. After the occurrence of an Event of Default and during the continuance thereof, the Assignor shall not, without the prior written consent of the Agent, dispose of or collect any Bank Account Claims.

8.3	Notwithstanding clause 8.1 (and any other provision of this Agreement), the Parties agree that the security interest contemplated by this Agreement shall become effective as of the Effective Date.

8.4	If an Account Bank terminates the banking relationship with the Assignor, the Assignor shall remit the funds from the respective Bank Accounts to other bank accounts held in the name of the Assignor and such other bank accounts shall then be Bank Accounts for the purposes of

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this Agreement. If the Assignor fails to do so until the date which is at least five Business Days prior to expiry of the termination period applied by the terminating Account Bank, then the Agent shall be entitled to cause remittance of the funds from the respective Bank Accounts to accounts in the name of the Agent to which representatives of the Assignor shall have signatory rights as directed by the Assignor and which shall be Bank Accounts for purposes of this Agreement. However, the Agent undertakes to ensure that the funds transferred from such Bank Account to an account held in the name of the Agent will never be commingled with funds of the Agent or any third parties.

9.	Realization

9.1	Upon the occurrence of an Event of Default and during the continuance thereof, the Assignor shall, upon request of the Agent, execute all documents and do all other things that the Agent may reasonably require to facilitate the realization of the Bank Account Claims.

9.2	Upon the occurrence of an Event of Default and during the continuance thereof, the Agent shall without further notification at any time be, at its sole discretion, entitled, but not obligated to:

(a)	send notices to all Account Banks in respect of all Bank Account Claims to revoke any power given to, or remaining with, the Assignor in respect of the Account Claims;

(b)	collect the amounts standing to the credit of the Bank Accounts, in particular by withdrawing such amounts from the Bank Accounts; and/or

(c)	realize the Bank Account Claims in full or in part through a bona fide private sale (private Verwertung) at fair market value or acquisition of the Bank Account Claims for its own account (Selbsteintritt) at fair market value, in either case without having to initiate proceedings under, and without regard to the formalities provided in, the DEBA;

with respect to subclauses (b) and (c), in each case applying the resulting proceeds to the discharge of the Secured Obligations in accordance with the terms of the Loan and Security Agreement. The Agent shall promptly account for the proceeds of any collection or sale.

9.3	Upon the occurrence of an Event of Default and during the continuance thereof, the Assignor shall without delay transfer any payment of the Bank Account Claims it receives to the account so designated by the Agent and, until such transfer occurs, shall hold the respective funds in trust for the Agent and segregated from other funds of the Assignor.

9.4	Nothing in this Agreement shall preclude the Agent from sending at any time on or after the Effective Date any assignment notice directly to any Account Bank upon the occurrence of an Event of Default and during the continuance thereof or if its otherwise necessary to protect the security interest under this Agreement.

9.5	Notwithstanding the provisions in this clause 9, the Agent is at liberty to enforce any Secured Obligations prior to the collection or enforcement of any Bank Account Claims and to commence or pursue the regular debt enforcement proceedings against the Assignor or any other debtor of any of the Secured Obligations without having first to collect or enforce any Bank Account Claims, without foregoing any of its rights hereunder.

9.6	If the proceeds resulting from enforcement actions pursuant to this clause 9 exceed the Secured Obligations, upon unconditional and irrevocable satisfaction of all Secured Obligations

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(except for inchoate indemnity obligations) and no further Secured Obligations being capable of arising, the Agent shall promptly account for and remit the excess amount to the Assignor.

9.7	For the avoidance of doubt, it is expressly agreed that the Assignor shall remain liable for any Secured Obligations which are not finally settled by application of the proceeds of the realization of the Bank Account Claims (keine Abtretung an Zahlungs Statt).

10.	Banking secrecy

10.1	The Assignor hereby irrevocably and unconditionally waives any secrecy rights to the extent necessary for the Agent to exercise its rights (including, but not limited to, its rights under clause 13) and obligations under this Agreement. For this purpose, upon request of the Agent, the Assignor shall authorize and instruct each Account Bank to disclose any information relating to the Bank Accounts to the Agent.

11.	Audits and bank statements

11.1	The Agent is entitled to inspect and audit the status of the Bank Accounts Claims and to request information and production of relating documents, including documentation regarding the Bank Accounts, from the Assignor pursuant to section 7.2 of the Loan and Security Agreement.

12.	Reassignment of Bank Account Claims

12.1	Upon discharge of the Secured Obligations pursuant to clause 4.1, the Agent herewith undertakes to reassign to the Assignor, at the cost of the Assignor, free and clear of any Lien created by the Agent, any and all Bank Account Claims and to do any and all acts reasonably required for such reassignment.

12.2	For the sake of clarity it is expressly agreed that clauses 4.2 and 13.2 shall survive the release as per clause 12.1 and – except as explicitly agreed otherwise – the termination of this Agreement for as long as respective claims are capable of arising, provided, however, that the occurrence of any claims under clause 13.2 after such release or termination shall not result in a revival of the security interest constituted by this Agreement.

13.	Assignments and transfers

13.1	If a replacement or successor agent of the Agent is appointed in accordance with the terms of the Loan and Security Agreement, the Agent shall automatically be replaced by that replacement or successor agent as the respective Party to this Agreement, such replacement being valid and enforceable for and against the Assignor upon notification to the Assignor of such replacement or succession including evidence of the due (i) assignment and transfer of any and all rights and obligations of the Agent under this Agreement and (ii) assignment of the Bank Account Claims by the Agent to the successor agent.

13.2	The rights and obligations of the Assignor under this Agreement may not be assigned or transferred without the prior written consent of the Agent.

14.	Expenses and indemnification

14.1	The Assignor's obligation to reimburse the Agent for costs, expenses, fees and damages shall be governed by section 6.3 of the Loan and Security Agreement.

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14.2	Unless caused (by action or omission) intentionally or – if and to the extent the law permits – grossly negligently, the Agent shall not be liable for any losses of the Assignor arising in connection with the exercise or purported exercise of any of its rights, power and discretion under this Agreement.

15.	Amendment and waiver

15.1	Any amendment of this Agreement, including any amendment of this clause 15.1, must be in writing in order to be valid.

15.2	A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the Party to which the waiver is addressed and the circumstances for which it is given.

15.3	The failure or delay by a Party in exercising any right or remedy under or in connection with this Agreement will not constitute a waiver of such right or remedy.

15.4	No waiver of any provision of this Agreement or of any right or remedy in connection with this Agreement shall constitute a continuing waiver or a waiver relating to a subsequent breach of such provision, right or remedy under this Agreement.

16.	Notices

16.1	Any notice to be given under this Agreement shall be given pursuant to section 11.2 of the Loan and Security Agreement.

17.	Language

17.1	All notices or formal communications in connection with this Agreement shall be in English.

18.	Severance

18.1	The invalidity of individual parts of this Agreement shall have no impact on the validity of the Agreement as a whole. The Parties agree that if any provision or part of a provision of this Agreement is deemed invalid, inoperative or otherwise not enforceable, the Agreement as a whole shall remain valid and the invalid provision or part of a provision shall be replaced by a provision which the Parties would have agreed on in good faith if they had been aware of the invalidity.

19.	Entire agreement

19.1	In this clause 19, references to this Agreement include all other written agreements and arrangements between the Parties which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

19.2	This Agreement constitutes the whole and only understanding between the Parties in relation to its subject matter. All previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement are superseded and extinguished to the extent that they have such a bearing and each of the Parties acknowledges to the other that it is not entering into this Agreement in consequence of or in reliance on anything it is the purpose of this clause to exclude.

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19.3	The schedules to this Agreement are an integral part of this Agreement.

20.	Governing law and jurisdiction

20.1	This Agreement and the security interest created hereunder shall in all respects, including without limitation the assignment of the Bank Account Claims for security purposes, be governed by and construed in accordance with Swiss substantive law.

20.2	The Parties submit to the exclusive jurisdiction of the competent court of Zurich 1 for all disputes arising out of or in connection with this Agreement.

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Assignor	Auris Medical Holding AG

Name: Title:

Name: Title:

Agent, acting for itself and for the benefit of the other Lenders	Hercules Capital, Inc.

Name: Title:

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Schedule 1
Bank Accounts

Details of Assignor's Bank Accounts

Bank	Description	Account No	Currency
UBS Switzerland AG, Postfach, 8098 Zürich			CHF
UBS Switzerland AG Postfach, 8098 Zürich			EUR
UBS Switzerland AG Postfach, 8098 Zürich			USD
UBS Switzerland AG Postfach, 8098 Zürich			USD